Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Web Site: www.enscous.com

ENSCO International Announces Addition to Executive Management

Dallas, Texas, August 18, 2008 ... ENSCO International Incorporated (NYSE: ESV) announced that Carey Lowe has joined ENSCO as Senior Vice President. His responsibilities will include safety, health and environmental matters, capital projects, engineering and strategic planning. Mr. Lowe has twenty-seven years experience in the energy industry.

Prior to joining ENSCO, Mr. Lowe was Vice President - Latin America for Occidental Oil & Gas. He also served as President & General Manager, Occidental Petroleum of Qatar Ltd. from 2001 to 2007. Mr. Lowe held various drilling-related management positions with Sedco Forex and Schlumberger Oilfield Services from 1980 to 2000, including Business Manager - Drilling, North and South America, and General Manager - Oilfield Services, Saudi Arabia, Bahrain and Kuwait. Following Schlumberger, he was associated with a business-to-business e-procurement company until he joined Occidental in 2001. Mr. Lowe holds a Bachelor of Science degree in civil engineering from Tulane University.

Daniel W. Rabun, ENSCO's Chairman, President and Chief Executive Officer, commented: "We are pleased to welcome Carey to ENSCO. Carey's extensive experience in both the exploration & production and oilfield services industries will add a perspective we believe will be invaluable in strategic planning and execution activities. We have committed $3.1 billion to expand our deepwater fleet, and Carey's responsibilities will include oversight of the engineering and construction of this important fleet expansion project. Carey also will have responsibility for our strategic planning, which will include reviewing alternatives for expansion of our deepwater presence."

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011